Exhibit 99.1
EBIX ACQUIRES E-Z DATA FOR $50.35 MILLION AND ADDS ON-
DEMAND CRM FOR FINANCIAL SERVICES TO EBIXEXCHANGE
Acquisition likely to be accretive to Ebix EPS
ATLANTA, GA – October 1, 2009 – Ebix, Inc. (NASDAQ: EBIX), a leading international supplier of On-Demand software and E-commerce services to the insurance industry, announced today that it has acquired California-based E-Z Data, Inc. effective the 1st of October 2009. The signing of the binding agreement and the closing of the transaction was completed today. The acquisition is expected to be accretive to Ebix Earnings per Share (EPS).
With over 20 years of successful adoption, E-Z Data currently services many of the top 20 Fortune 500® life insurance companies and more than 250,000 professionals worldwide. E-Z Data Life CRM solutions are now considered the industry standard for agency management, practice management, and enterprise CRM. E-Z Data solutions cover the full gamut of financial services distribution – including insurance companies, general agents, banks, investment dealers, agents, and financial advisors.
All E-Z Data exchange solutions are available in an On-Demand basis. 85% of E-Z Data revenues are subscription-based and recurring in nature. Further, E-Z Data has offices in California, Virginia, 2 development centers in India, and various offices around the world in emerging markets like China and Japan.
E-Z Data has the majority share of the life insurance broker CRM market in the United States and supports the unique requirements of investment and insurance advisors, brokerage GAs, broker/dealers and carriers on a common, On-Demand CRM and distribution platform.
Under terms of the agreement, Ebix has acquired all of the outstanding capital stock of E-Z Data for an aggregate purchase price of $50,350,000 payable as follows: $25,350,000 paid in cash at closing, and $25,000,000 payable in 496,328 shares of the common stock of Ebix issued at the time of closing. The Ebix shares carry a put option whereby E-Z Data shareholders can sell the stock back to Ebix at a 10% discounted value of $22,500,000 in the month of October 2011. No financial advisors were involved in the transaction from the Ebix side.
Robin Raina, Chairman, president and CEO of Ebix, said, “This is one of our most strategic acquisitions since this will provide us access to a majority of the life and annuity brokers’ desktop in the United States. We have always had the vision to include CRM into the core fabric of the information exchanged in the insurance business. E-Z Data CRM when blended into our life and annuity exchanges provides the insurance industry with a giant leap forward, in terms of making end-to-end, enterprise-wide information exchange rather seamless for the majority of the industry. We believe that this can serve as a catalyst for industry-wide exchange adoption at a faster pace as this will also help us sell CRM solutions in an enterprise manner to our existing exchange clients.”
Raina said, “E-Z Data has been a market leader in On-Demand CRM for the financial services industry and has helped industry professionals better leverage vital client information in a new way. It was attractive to Ebix that E-Z Data serves and covers the full spectrum of financial services distribution. The addition of these services to EbixExchange will strengthen our position in the global On-Demand CRM market, which according to analysts, is poised to reach $3.8 billion by 2013.”
“Our belief has always been that we needed a cutting edge On-Demand CRM to best leverage our life and annuity exchanges across the world and the United States. We looked at many CRM vendors across the world and chose E-Z Data not only because it has the majority of the market share in the United States, but also because of the technology edge that E-Z Data had over all other players in the market. Legacy systems and declining revenue streams, besides having a diminishing customer base, plagued all E-Z Data competitors in the life markets.” Raina added, “The fact that E-Z Data already had an international presence with bases in strategic countries like Japan, China and India was an added plus. We believe that this acquisition will open new life and annuity channels for Ebix in international markets, including Asia, Australia, Africa, Latin America and beyond.”
Raina concluded, “Financially speaking, we are excited about this acquisition on many accounts. This acquisition brings a revenue base to the company that is subscription-based and 85% recurring. In addition, with the E-Z Data international reach and general market share dominance in the United States, Ebix can quickly help financial services organizations achieve organic growth, decrease the cost of service, and improve operational efficiencies.”

About E-Z Data
Leading financial services organizations and top financial advisors worldwide rely on E-Z Data’s practice management, agency management, and CRM solutions to systematize proactive, high-touch communication with clients, increase sales, and reduce operational costs. E-Z Data solutions are used by more than a quarter million financial services professionals and industry-leading firms including HSBC, M Financial, MetLife, National Financial Partners, ProEquities, Prudential, Royal Alliance, and Securian. For more information about E-Z Data’s solutions, go to http://www.ezdata.com
About EbixExchange
A division of Ebix, Inc., EbixExchange is the premier On-Demand Software Exchange that offers products and services that automate, expedite, and improve the process for the life insurance, annuity, property & casualty, and health insurance industries. Seen as a leading developer of electronic Straight Through Processing, EbixExchange currently supports a broad range of insurance agencies, brokerage and clearing firms, and operations centers at over 100 of the leading insurance carriers and their affiliates. EbixExchange products include WinFlex (multi-carrier compliant illustrations), VitalSales Suite (research/quotes/forms), AnnuityNet (annuity order-entry), LifeSpeed (advanced application processing), EbixHealth (employee benefits and claims) and various P&C exchanges across the world. For more information, please visit http://www.ebixexchange.com
About Ebix, Inc.
A leading international supplier of On-Demand software and E-commerce services to the insurance industry, Ebix, Inc., (NASDAQ: EBIX) provides end-to-end solutions ranging from infrastructure exchanges, carrier systems, agency systems and BPO services to custom software development for all entities involved in the insurance industry.
With 23 offices across Singapore, Australia, the US, New Zealand, India and Canada, Ebix powers multiple exchanges across the world in the field of life, annuity, health and property & casualty insurance while conducting in excess of $100 billion in insurance premiums on its platforms. Through its various SaaS-based software platforms, Ebix employs hundreds of insurance and technology professionals to provide products, support and consultancy to thousands of customers on six continents. Ebix’s focus on quality has enabled it to be awarded Level 5 status of the Carnegie Mellon Software Engineering Institute’s Capability Maturity Model (CMM). Ebix has also earned ISO 9001:2000 certification for both its development and BPO units in India. For more information, visit the Company’s website at www.ebix.com
CONTACT:

Steve Horneman
678-281-0309 or steve.horneman@ebix.com
Aaron Tikkoo, IR
678 -281-2027 or atikkoo@ebix.com